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                                                                  EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
First Community Bancshares, Inc.


         We consent to incorporation by reference in Registration Statement No.
333-      on Form S-4 of First Community Bancshares, Inc. of our report dated
January 27, 2003, except for Note 2, as to which the date is February 25, 2003, relating to the balance sheets of CommonWealth Bank as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity and cash flows for each year of the two-year period ended December 31, 2002, which report is incorporated by reference in the Annual Report on Form 10-KSB for the year ended December 31, 2002, of CommonWealth Bank.





/s/  CHERRY, BEKAERT & HOLLAND, L.L.P.

CHERRY, BEKAERT & HOLLAND, L.L.P.


Richmond, Virginia
March 28, 2003